EXHIBIT 10.2
PUT OPTION AGREEMENT
     This PUT OPTION AGREEMENT (this “Agreement”) is made and entered into on October 13, 2006 (the “Effective Date”), between Nuclear Energy Holdings, L.L.C., a Delaware limited liability company (“NEH”), and Toshiba Corporation, a Japanese corporation (“Toshiba”). NEH and Toshiba are also referred to herein together as the “Parties” and individually as a “Party”.
RECITALS
     A. Subject to the terms and conditions set forth in an Investment Agreement, dated as of October 4, 2006, among Toshiba, NEH and The Shaw Group Inc., NEH has directly agreed to acquire 800 shares of Class A Stock of TOSHIBA NUCLEAR ENERGY HOLDINGS (US) INC., a Delaware corporation (“US HoldCo”), for a consideration of $800,000,000 and representing, as of the Effective Date, twenty percent (20.0%) of the outstanding capital stock of US HoldCo (the “Shares”).
     B. On or about the date of this Agreement, NEH proposes to issue up to JPY50,980,000,000 aggregate principal amount of 2.20% Fixed Rate Bonds due 2013 and JPY78,000,000,000 aggregate principal amount of Floating Rate Bonds due 2013 (the “Bonds”), the proceeds of which will be used to fund the acquisition of the Shares by NEH. NEH’s obligations with respect to the Notes will be secured in favor of the holders of the Notes, inter alia, by a security assignment of NEH’s rights, title and interest under this Agreement and a pledge, charge or other security interest over the Shares.
     C. It is a condition to NEH’s agreement to directly acquire the Shares that Toshiba provide a put option with respect to the Shares, on the terms and conditions set forth herein.
     NOW, THEREFORE, the Parties, in consideration of the foregoing premises and the terms, covenants and conditions set forth below, hereby agree as follows:
AGREEMENT
1. DEFINITIONS; INTERPRETATION.
     1.1. Terms Defined in this Agreement. The following terms when used in this Agreement shall have the following definitions:
     “Bankruptcy Law” means any Law of any jurisdiction relating to bankruptcy, insolvency, corporate reorganization, company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator (hozen kanrinin), trustee (kanzai nin), supervisor (kantoku i’in), inspector (chousa i’in), or receiver, or similar debtor relief, including hasan under Hasan Ho (law No. 75, 2004 as amended), minji saisei under Minji Saisei Ho (law No. 225, 1999 as amended), kaisha kousei under Kaisha Kousei Ho (law No. 154, 2000 as amended), tokubetsu seisan under Kaisha Ho (law No. 86, 2005 as amended) and tokutei choutei under Tokuteisaimuto no Chosei no Sokushin no tameno Tokuteichoutei ni kansuru Houritsu (law No.158, 1999 as amended).

     “Business Day” means any day other than those that are bank holidays in Tokyo.
     “Competitor” means any Person who by itself or through or together with any of its Subsidiaries, is substantially engaged in the provision of nuclear power plant technology and/or nuclear fuel supply.
     “Consolidated Net Worth” means, as of any date, total shareholders’ equity, being the sum of stated capital, additional paid-in capital, legal reserves and retained earnings less any treasury stock, which would appear on a consolidated balance sheet of Toshiba and its consolidated Subsidiaries as of such date in accordance with US GAAP; provided that for the purpose of calculating Consolidated Net Worth, the effect, if any, of all GAAP Statement of Financial Accounting Standards No. 87 pension-related non-cash charge shall be excluded;
     “Debt-to-Equity Ratio” means ratio of total Financial Debt to Consolidated Net Worth.
     “Financial Debt” means every obligation for money borrowed or evidenced by notes, bonds, debentures, security instruments and other similar instruments which incur interest expense and which would, in accordance with US GAAP, be shown on a consolidated balance sheet of Toshiba.
     “Government Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal); or (d) individual, Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
     “JPY” means Japanese Yen.
     “Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Government Authority.
     “Person” means any individual, firm, company, corporation, limited liability company, unincorporated association, partnership, trust, joint venture, governmental authority or other entity, and shall include any successor (by merger or otherwise) of such entity.
     “Put Price” means, with respect to any exercise of the Put Option, the per Share price, expressed in Japanese Yen, of any Share subject to any Put Exercise Notice (as defined in Section 2.3). The Put Price:

     (a) for each Share subject to the Put Exercise Notice up to and including sixty-seven percent (67%) of the Shares shall be JPY119,425,926 per Share; and
     (b) for each Share subject to the Put Exercise Notice in excess of sixty-seven percent (67%) of the Shares shall be the product of (x) JPY119,425,926 per Share, multiplied by (y) 0.90; provided that, in the event that a Put Exercise Notice is delivered by NEH following the occurrence of a Toshiba Event, the number in the foregoing clause (y) shall be 1.00.
     “Subsidiary” means a Person (other than an individual) (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by another Person; or (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is, now or hereafter, owned or controlled, directly or indirectly, by another Person.
     “Toshiba Event” means any of the following:
     (a) Toshiba shall fail to have a minimum Consolidated Net Worth of JPY800,000,000,000;
     (b) Toshiba’s Debt-to-Equity Ratio (determined quarterly based on Toshiba’s consolidated quarterly financial statements) shall exceed 2.4 to 1.0;
     (c) Toshiba generally becomes unable to pay its debts as such debts become due (shiharai funou), admits to a creditor its inability to pay its debts generally as such debts become due (shiharai teishi) or makes a general assignment or settlement for the benefit of creditors (nin’i seiri);
     (d) a petition (i) for the commencement of a proceeding against Toshiba under any applicable Bankruptcy Law or similar law now or hereafter in effect, (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (hozen kanrinin), trustee (kanzai nin), supervisor (kantoku i’in), inspector (chousa i’in) or similar official of all or for any substantial part of Toshiba’s property, or (iii) for the winding up or liquidation of Toshiba’s affairs, is filed by any third party other than Toshiba;
     (e) Toshiba files a petition for the commencement of a proceeding under any applicable Bankruptcy Law or similar law now or hereafter in effect, or consents to or makes no objection against the filing of or the entry of an order for relief in an involuntary proceeding under any such law, or applies for, consents to or otherwise acquiesces in the appointment of or taking possession by a receiver, liquidator, assignee, custodian, sequestrator, conservator (hozen kanrinin), trustee (kanzai nin), supervisor (kantoku i’in), inspector (chosa i’in) or similar official of Toshiba of all or any substantial part of the property thereof, or makes any general assignment or settlement for the benefit of the creditors thereof;

     (f) Toshiba’s assets, such as its bank accounts, are subject to the issuance of an order or a notice of provisional attachment (kari sashiosae), temporary attachment order (hozen sashiosae) or permanent attachment (sashiosae), and, with respect to a provisional attachment and temporary attachment order only, such attachment or order remains unstayed and in effect for a period of thirty (30) consecutive days;
     (g) Toshiba ceases, or through an official action of its board of directors threatens to cease, to carry on all or substantially all of its business;
     (h) the clearing house takes procedures for suspension of Toshiba’s transactions with banks or other financial institutions (torihiki teishi shobun);
     (i) Toshiba has materially breached any of its covenants herein, and does not cure such breach within 30 days after notice from NEH advising Toshiba of such breach; or
     (j) the receipt by NEH of a notice of acceptance or any other similar notice delivered by Toshiba or any Shareholder(s) (as defined in either Shareholders Agreement (defined herein)) obligating Toshiba or such Shareholder(s) to purchase, and obligating NEH to sell, all or any portion of (i) the Shares pursuant to, and in accordance with, Section 7.06 of the Shareholders Agreement dated October 4, 2006, among Toshiba, NEH, US HoldCo, and its other shareholders (the “US Shareholders Agreement”), or (ii) the shares owned by NEH in Toshiba Nuclear Energy Holdings (UK) Limited, a company incorporated in England (the “UK HoldCo” and, together with US HoldCo, the “HoldCos”), pursuant to, and in accordance with, Section 7.06 of the Shareholders Agreement dated October 4, 2006, among Toshiba, NEH, UK HoldCo, and its other shareholders (the “UK Shareholders Agreement”; and, together with the US Shareholders Agreement, the “Shareholders Agreements”) (such notice, a “Call Option Exercise Notice”).
     “US GAAP” means generally accepted accounting principles in the United States as in effect on the date of application thereof.
1.2. Interpretation.
     (a) Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”
     (b) Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections herein are to Sections of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     (c) Reference to Entities, Agreements, Statutes. Unless otherwise expressly provided herein, (i) references to a Person include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.
2. PUT RIGHT.
     2.1. Put Right. NEH shall have the right and option to sell to Toshiba or its permitted assignee, and upon the exercise of such right and option Toshiba or its permitted assignee shall have the obligation to purchase from NEH, all of the Shares identified in the Put Exercise Notice (as defined below) (the “Put Right”). NEH and Toshiba hereby agree that the Put Right may be exercised by NEH on one occasion only.
     2.2. Put Period. The Put Right shall be exercisable by NEH by delivering a Put Exercise Notice (defined below) at any time during the period (the “Exercise Period”) commencing on (and including) the earlier of (i) March 31, 2010 and (ii) the occurrence of a Toshiba Event, and ending on the earlier of (x) the date that is 30 days after receipt by NEH of the consolidated financial statements (prepared in accordance with US GAAP) of the HoldCos for the period ending September 30, 2012 and (y) February 28, 2013 (such earlier date, the “Exercise Period End Date”). For the avoidance of doubt, if the Put Exercise Notice is not delivered on or before the Exercise Period End Date, the Exercise Period shall automatically expire, and the Put Right shall thereafter be of no further force or effect, at 11:59:59 p.m. on Exercise Period End Date. Once the Put Right is exercised, NEH shall have no Put Right on the remaining Shares, if any.
     2.3. Exercise Process. In order to exercise the Put Right during the Exercise Period, NEH shall deliver to Toshiba a written notice of such exercise substantially in the form attached hereto as Appendix A (a “Put Exercise Notice”) to such address and marked for such attention as is specified in Section 5.4. The Put Exercise Notice shall indicate the number of Shares as to which NEH is then exercising its Put Right, the aggregate Put Price and the closing date for the purchase (the “Put Closing Date”), which date shall be 90 days after the date on which the Put Exercise Notice is first delivered by NEH to Toshiba; provided that, in the event that a Toshiba Event (other than a Toshiba Event described in clause (j) of the definition thereof) has occurred, such date shall be 30 days after the date on which the Put Exercise Notice is delivered by NEH, in each case subject to Section 2.5. For the avoidance of doubt, the date of exercise of the Put Right shall be earlier of (a) the date upon which Toshiba receives such Put Exercise Notice and (b) two Business Days after NEH sends such Put Exercise Notice by internationally recognized courier service subject to next-day or second-day delivery. Where the Put Closing Date would otherwise fall on a day that is not a Business Day, the Put Closing Date shall be the next following Business Day falling thereafter.
     2.4. Put Price. If the Put Right is exercised pursuant to this Section 2, as payment for the Shares to be purchased by Toshiba pursuant to the Put Right, on the Put Closing Date Toshiba shall pay the aggregate Put Price to NEH, or to the order of NEH, by electronic transfer of immediately available funds to a financial institution and account number specified by NEH to Toshiba as soon as practicable prior to the Put Closing Date.
     2.5. Sale of Shares.

          (a) Against payment of the Put Price by Toshiba, and as soon as practicable thereafter, NEH shall sell and deliver to Toshiba (or its designee), and Toshiba (or its designee) shall receive and purchase from NEH, the Shares as to which NEH is exercising the Put Right. In connection therewith, NEH shall (i) deliver to Toshiba or its designee certificates representing the Shares, duly endorsed for transfer to Toshiba (or its designee), (ii) deliver to Toshiba (or its designee) evidence that NEH’s lenders have released all liens or other security interests in or on such Shares and (iii) represent and warrant to Toshiba that the Shares transferred pursuant thereto are transferred free from all liens, charges or encumbrances, but shall not be required to make any other representations and warranties in respect of the relevant Shares. Other than as expressly provided herein, there shall be no conditions upon NEH’s exercise of the Put Right or the purchase and sale of the Shares subject thereto.
          (b) In the event that Toshiba is restricted, prohibited or disqualified from purchasing or accepting all or any portion of the Shares from NEH under applicable law or regulation or any agreement, instrument or other document to which Toshiba or its affiliates is a party, Toshiba may assign its rights and obligations to purchase the Shares to an entity that is financially and legally capable of purchasing and accepting delivery of the Shares for the aggregate Put Price; provided that (i) the Put Closing Date shall be extended to the date (the “Extended Put Closing Date”) that is the earlier of (x) 150 days after the Put Exercise Notice is first delivered by NEH to Toshiba and (y) the date on which the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, the Exon-Florio Amendment (defined below) and any other applicable regulatory requirements have been satisfied for the purpose of delivery of the Shares to Toshiba or such entity, (ii) Toshiba shall ensure that such assignee has sufficient funds to purchase the Shares and (iii) Toshiba shall remain obligated to pay the aggregate Put Price (together with all other amounts due under this Agreement) to NEH in the event that such entity fails to perform such assigned obligations on or before the Extended Put Closing Date. Notwithstanding the foregoing, in the event that (A) the Put Closing Date is required to be extended pursuant to clause (i) in the preceding sentence and (B) a Toshiba Event (other than a Toshiba Event described in clause (j) of the definition thereof) has occurred, Toshiba shall (x) promptly, and in any event not later than 25 days after the receipt by Toshiba of the Put Exercise Notice, provide credit support for Toshiba’s obligation in clause (iii) of the preceding sentence in form and substance reasonably satisfactory to NEH and its lenders from a third party having a credit rating of A2 or higher from Moody’s Investors Service Inc. or A or higher from Rating and Investment Information, Inc., which credit support will provide that it may be drawn upon or exercised if Toshiba or such entity has not performed its obligations in full on or before the Extended Put Closing Date, or (y) if Toshiba fails or is unable to provide such credit support, pay the aggregate Put Price on the original Put Closing Date. In the event that Toshiba has paid the Put Price under this Section 2.5(b) prior to the delivery by NEH of all or any portion of the Shares to Toshiba or its designee, NEH shall hold such Shares (and any proceeds thereof (other than the Put Price)) in trust for and on behalf of, and to the order of, Toshiba and, subject to applicable law, shall take such actions in respect of the Shares as Toshiba shall direct.
     2.6. Recapitalizations; Reorganizations. In the event of any stock dividend, split, reverse split, combination or recapitalization (each, a “Recapitalization”), (a) the term “Shares” shall automatically be deemed to include all securities issued in exchange for or in connection with the Shares outstanding immediately prior to such Recapitalization, and (b) the Put Price shall be multiplied by a ratio, (i) the numerator of which is the number of Shares of US HoldCo outstanding immediately prior to the Recapitalization and (ii) the denominator of which is the number of Shares of US HoldCo outstanding immediately after to the Recapitalization. In the event of any liquidation, reclassification, merger or consolidation (each, a “Reorganization”), (a) the term “Shares” shall automatically be amended to refer to all securities issued or assets distributed in connection with such Reorganization in exchange for the Shares outstanding immediately prior to such Reorganization and (b) the Put Price shall automatically be adjusted to preserve the economic status quo between the parties immediately prior to such Reorganization; provided that, in the event of a liquidation in which no securities or other assets are distributed, Toshiba acknowledges and agrees that it shall remain obligated to pay the aggregate Put Price in accordance with the terms of this Agreement based upon the total number of Shares held by NEH immediately prior to such liquidation and NEH shall, upon commencement of the Exercise Period, be entitled to exercise a Put Exercise Notice in respect thereof.
     2.7. Dividends. For the avoidance of doubt, with respect to any Shares sold by NEH to Toshiba (or its designee) upon exercise of the Put Right in accordance with the terms hereof, as between NEH and Toshiba (or its designee), NEH shall be entitled to any and all dividends, distributions or similar items that are resolved or declared to be paid or made by US HoldCo by reference to a record date that is prior to the date of the Put Closing Date, and Toshiba (or its designee) shall be entitled to any and all dividends, distributions or similar items that are resolved or declared to be paid or made by the US HoldCo by reference to a record date that is on or after the date of the Put Closing Date.
     2.8. Related Matters. Nothing in this Agreement shall be construed as imposing any obligations on NEH either to exercise or to refrain from exercising any rights or powers conferred on it by or deriving from the Shares.
     2.9. Superiority of Put Right. Toshiba acknowledges and agrees that (i) the call rights set forth in Section 7.06 of the US Shareholders Agreement with respect to the Shares designated in the Put Exercise Notice are subordinate in right to the Put Right (when exercised), and (ii) the delivery by NEH (or its designee) of a Put Exercise Notice, whether or not a Call Option Exercise Notice has been delivered by Toshiba, shall obligate Toshiba to purchase the Shares described in such Put Exercise Notice on the terms, and subject to the conditions, set forth in this Agreement notwithstanding any other rights or obligations in respect of such Shares under the Shareholders Agreement or any other similar document.
     2.10. Time. Any reference to time in this Agreement should be Tokyo time.
     2.11. Additional Covenants. Toshiba agrees that it will fully comply with the Special Security Agreement between Toshiba and the U.S. Department of Energy. Toshiba also agrees that until (a) if a Put Exercise Notice has been delivered by NEH, the Put Closing Date, and (b) otherwise, the Exercise Period End Date, it shall not, and shall cause US HoldCo and its Subsidiaries and affiliates and any holding company of US HoldCo not to commit or fail to commit any act that would prevent or disqualify Toshiba from purchasing, or make it illegal for Toshiba to purchase, the Shares under applicable law, or cause the purchase of the Shares by Toshiba to be set aside under Section 721 of the U.S. Defense Production Act of 1950, 50 U.S.C. App. 2171, as amended (the “Exon-Florio Amendment”), or any similar law of any other applicable jurisdiction.

     2.12. Toshiba Event Notification. Toshiba agrees that upon the occurrence of a Toshiba Event, Toshiba shall immediately, but in any event no later than five (5) Business Days after the occurrence of such Toshiba Event, notify NEH thereof.
3. RANKING, PAYMENTS AND SET-OFF.
     3.1. Ranking. The payment obligations of Toshiba under this Agreement shall, save for such exceptions as may be provided Bankruptcy Laws, at all times rank pari passu with all of Toshiba’s other present and future unsecured and unsubordinated obligations.
     3.2. Withholding. All payments made by or on behalf of Toshiba under this Agreement shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Japan or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, Toshiba shall pay such additional amounts as will result in receipt by NEH of such amounts as would have been received by NEH had no such withholding or deduction been required.
     3.3. Set-off. Subject to Section 2.5, (a) NEH shall be absolutely entitled to receive all amounts payable in respect of this Agreement, and (b) for the purposes of this Agreement, Toshiba hereby waives, as against NEH, all rights of set-off or counterclaim that would or might otherwise be available to Toshiba.
4. REPRESENTATIONS AND WARRANTIES.
     4.1. Toshiba. Toshiba represents and warrants to NEH, as of the Effective Date, that:
     (a) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder to be carried out by it have been duly authorized by all necessary corporate action on the part of Toshiba. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of Toshiba, enforceable against Toshiba in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.
     (b) No Conflicts. Neither the acquisition of the shares of common stock of US HoldCo by NEH (the “Share Acquisition”) nor the execution or delivery of this Agreement by Toshiba nor the fulfillment or compliance by Toshiba with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, (A) the organizational or charter documents of Toshiba or US HoldCo or (B) any contract or any judgment, decree or order to which Toshiba or US HoldCo is subject or by which Toshiba or US HoldCo is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Government Authority which has not yet been obtained or received including any such consent, license, permit, authorization, approval or other action required under the Exon-Florio Amendment. Neither the Share Acquisition nor the execution, delivery and performance of this Agreement by Toshiba or compliance with the provisions hereof by Toshiba shall violate any provision of any Law to which Toshiba or US HoldCo is subject or by which it is bound.
     (c) No Actions. There are no lawsuits, actions (or to the best knowledge of Toshiba, investigations), claims or demands or other proceedings pending or, to the best of the knowledge of Toshiba, threatened against Toshiba or any of its Subsidiaries which, if resolved in a manner adverse to Toshiba or such Subsidiaries, would adversely affect the right or ability of Toshiba to carry out its obligations set forth in this Agreement.
     (d) Toshiba Event. As of the Effective Date, there is no Toshiba Event nor are there any events, circumstances or conditions that could reasonably be expected to lead to a Toshiba Event.
4.2. NEH. NEH represents and warrants to Toshiba, as of the Effective Date, that:
     (a) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder to be carried out by it have been duly authorized by all necessary corporate action on the part of NEH. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of NEH, enforceable against NEH in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.
     (b) No Conflicts. Neither the execution or delivery of this Agreement by NEH nor the fulfillment or compliance by NEH with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, (A) the organizational or charter documents of NEH or (B) any contract or any judgment, decree or order to which NEH is subject or by which it is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Government Authority which has not yet been obtained or received. The execution, delivery and performance of this Agreement by NEH and compliance with the provisions hereof by NEH shall not violate any provision of any Law to which NEH is subject or by which it is bound.
     (c) No Actions. There are no lawsuits, actions (or to the best knowledge of NEH, investigations), claims or demands or other proceedings pending or, to the best of the knowledge of NEH, threatened against NEH or any of its Subsidiaries which, if resolved in a manner adverse to NEH or such Subsidiaries, would adversely affect the right or ability of NEH to carry out its obligations set forth in this Agreement.
5. MISCELLANEOUS.
     5.1. Governing Law. This Agreement, as to which time is of the essence, shall be construed according to, and the rights of the Parties shall be governed by, the laws of the State of New York, without reference to any conflict of laws principle that would cause the application of the laws of any jurisdiction other than the State of New York. In the event of any dispute between the Parties arising out of or in connection with this Agreement, the

Parties shall use good faith efforts to resolve such dispute amicably. If the Parties cannot resolve such dispute amicably within sixty (60) days, such dispute shall be finally settled by arbitration in London, England in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators. One arbitrator shall be appointed by Toshiba, one arbitrator shall be appointed by NEH and the third arbitrator, who shall serve as the Chair of the tribunal, shall be selected by the first two. If the third arbitrator is not chosen and nominated to the ICC for appointment within 30 days of the date of confirmation by the ICC of the latter of the two party-appointed arbitrators to be confirmed, such arbitrator shall be chosen by the ICC. Any award rendered thereby shall be final and binding on the Parties and fully enforceable. The award may include an award of costs, including reasonable attorneys’ fees and disbursements.
     5.2. Successors and Assigns. NEH shall have the right to assign, transfer, delegate, pledge or grant a security interest in any of its rights hereunder without the consent of Toshiba, (i) to any wholly-owned Subsidiary through which it holds any Shares and which shall become a party to the Shareholders Agreement, and/or (ii) to any lender or financing party or group of lenders or financing parties in connection with any financing provided by such lender(s) to NEH for the purpose of acquiring the Shares, provided, however, that such lender or financing party shall not be a Competitor of Toshiba. Toshiba shall have the right to assign this Agreement to its wholly owned Subsidiary or pursuant to Section 2.5, provided that Toshiba shall not be released of its obligations hereunder. Subject to the foregoing, the rights and obligations hereunder may not be assigned or delegated by either Party without the other’s prior written consent. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.
     5.3. Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended only with the written consent of each Party.
     5.4. Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, or (c) if by a nationally or internationally recognized courier service, on the third (3rd) day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:
To NEH at:
4171 Essen Lane
Baton Rouge, Louisiana 70809
Attention: Secretary and General Counsel
Facsimile: + 1-225-925-9146
with a copy to:
Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Clifton S. Rankin, Partner
Facsimile: +1-713-615-5162
To Toshiba at:
Toshiba Building 31B
1-1, Shibaura, 1 Chome, Minato-ku, Tokyo 105-8001, Japan
Attention: General Manager, Legal Affairs Department, Power Systems Company
Telephone: +81-3-3457-3706
Facsimile: +81-3-5444-9183
or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 5.4.
     5.5. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Person hereunder, upon any breach or default under this Agreement, shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Person hereunder of any breach or default under this Agreement, or any waiver on the part of any Person of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing and signed by the waiving or consenting Person.
     5.6. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.
     5.7. Further Assurances. The Parties shall perform such acts, execute and deliver such instruments and documents and do all other such things as may be reasonably necessary to effect the transactions contemplated hereby, including in the case of Toshiba causing the US HoldCo to perform such acts, execute and deliver such instruments and documents and do all other such things as may be reasonably necessary to effect the transactions contemplated hereby.
     5.8. Costs and Expenses. The Parties shall each bear their own legal and other costs and out-of-pocket expenses arising out of the negotiation, preparation and execution of, and consummation of the transactions contemplated by, this Agreement.

     5.9. Tax. Subject to Section 3.2, Shaw acknowledges and agrees that Toshiba shall not be responsible for any tax that might be imposed on Shaw in connection with the grant by Toshiba of the Put Right to Shaw or the exercise by Shaw of the Put Right under this Agreement.
     5.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.
     5.11. Limited Recourse to NEH.
          (a) Notwithstanding any other provision of this Agreement, the obligations of NEH hereunder are limited recourse obligations of NEH, payable solely from its own assets and only to the extent of funds available after repayment in full of the Bonds and all other Secured Obligations. No recourse shall be had to any of the members, shareholders, subscribers, directors, officers, partners, employees or agents of NEH or any of their respective successors and assigns in respect to the obligations of NEH hereunder or arising in connection herewith.
          (b) Toshiba agrees not to institute against, or join any other Person in instituting against, NEH any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar laws until at least one year and one day or, if longer, the applicable preference period then in effect plus one day, after the repayment in full of the Bonds and all other Secured Obligations.
For the purposes of this Section 5.12:
“Secured Obligations” means all amounts owed by NEH to the secured parties under and in connection with the Bonds.
[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TOSHIBA CORPORATION
By:
	Name:	Masao Niwano
	Title:	Director, Corporate Executive Vice President

NUCLEAR ENERGY HOLDINGS, L.L.C.
By:
	Name:	Gary P. Graphia
	Title:	Vice President and Secretary

Signature Page to Put Option Agreement

APPENDIX A
Form of Exercise Notice
[Date]
Toshiba Corporation
Toshiba Building 31B
1-1, Shibaura, 1 Chome, Minato-ku, Tokyo 105-8001, Japan

Attn:	General Manager, Legal Affairs Department, Power Systems Company

Re:	Put Option Agreement dated [__] September 2006 (the “Put Option Agreement”), between Nuclear Energy Holdings, L.L.C. (“NEH”) and Toshiba Corporation (“Toshiba”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Put Option Agreement.
Dear Sir:
In accordance with Section 2.3 of the Put Option Agreement, NEH hereby provides this notice (this “Put Exercise Notice”) of exercise of the Put Right in the manner specified below:

A. Shares as to which NEH is exercising the Put Right:

1. [___] US HoldCo Shares.

B. Aggregate Put Price:	JPY[ ] [; provided that, in the event that a Toshiba Event occurs after the date of this Put Exercise Notice but before the Put Closing Date designated below, the Aggregate Put Price shall be JPY[ ]].[1]

C. Put Closing Date:	[ ] [; provided that, in the event that a Toshiba Event (other than receipt of a Call Option Exercise Notice) occurs after the date of this Put Exercise Notice but before such designated Put Closing Date, the Put Closing Date shall be the earlier to occur of such designated Put Closing Date and the date that is 30 days after the occurrence of such Toshiba Event].[2]

Best regards,

NUCLEAR ENERGY HOLDINGS, L.L.C.

By:
Name:

Title:

[1]	Note: Bracketed language to be included in the event of an exercise of the Put Right that is not initiated by the occurrence of a Toshiba Event consistent with the definition of “Put Price” in the Put Option Agreement.

[2]	Note: Bracketed language to be included in the event of an exercise of the Put Right that is not initiated by the occurrence of a Toshiba Event consistent with Section 2.3 of the Put Option Agreement.